Exhibit 4.2

AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

     Amendment No. 3, dated as of June 2, 2003 (the “Amendment”), between Imation Corp. a Delaware corporation (the “Company”), Equiserve Trust Company, N.A., a New York corporation (“Equiserve”), and The Bank of New York, a New York banking corporation (“BONY”).

     WHEREAS, the Company and Equiserve (as successor Rights Agent to Norwest Bank Minnesota, N.A.) are parties to a Rights Agreement, dated as of June 18, 1996, as amended by Amendment No. 1 dated January 12, 1999 and Amendment No. 2 dated August 8, 2001 (as amended, the “Rights Agreement”), under which Equiserve was appointed to serve as the Rights Agent;

     WHEREAS, Equiserve desires to be relieved of its duties as Rights Agent under the Rights Agreement as of the close of business on June 1, 2003; and

     WHEREAS, the Company desires to appoint BONY as successor Rights Agent under the Rights Agreement effective as of June 2, 2003 and, in that connection, amend the Rights Agreement in certain respects;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Resignation of Rights Agent. Equiserve hereby resigns as Rights Agent under the Rights Agreement, effective as of the close of business on June 1, 2003, and the Company accepts such resignation.

     Section 2. Appointment of Successor Rights Agent. The Company hereby appoints BONY as successor Rights Agent under the Rights Agreement, effective as of June 2, 2003, and BONY Trust hereby accepts such appointment.

     Section 3. Amendment of Rights Agreement. Effective as of the appointment of BONY as successor Rights Agent, the Rights Agreement shall be and hereby is amended as follows:

     Section 1(e) is amended to read as follows:

     (e)  “Close of business” on any given date shall mean 5:00 P.M, New York time, on such date, provided, however, that if such date is not a Business Day it shall mean 5:00 P.M, New York time, on the next succeeding Business Day.

     Section 25 is amended to substitute the following as the notice address of the Rights Agent:

The Bank of New York 101 Barclay St., Floor 11E New York, NY 10286 Attn: Stock Transfer Administration

     Section 4. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

IMATION CORP.

By	/s/ John L. Sullivan
Name: John L. Sullivan
Title: Senior Vice President, General Counsel and Secretary

EQUISERVE TRUST COMPANY, N.A.

By	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Director

THE BANK OF NEW YORK

By	/s/ James Dimino
Name: James Dimino
Title: Vice President